Exhibit 99.2

Riot Blockchain Announces Appointment of New Director

CASTLE ROCK, CO. – November 17, 2020 – Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq listed public cryptocurrency mining companies in the United States, is pleased to announce that Hubert Marleau has been appointed to the Company’s Board of Directors, effective today, to fill the previously announced vacancy.

Mr. Marleau, age 76, is a veteran capital markets professional, corporate director, and Chair of the Marleau Lecture Series on Economic and Monetary Policy at the University of Ottawa. Currently, he serves as Chief Economist at Palos Management, a boutique investment management firm headquartered in Montreal, Canada. In addition to a career in the capital markets that has spanned over five decades, Mr. Marleau has previously served as a Governor of the Montreal and Vancouver stock exchanges, and as a Director of the Listing Committee for the Toronto Stock Exchange and Director of the Investment Dealers Association of Canada (now known as IIROC).

Mr. Marleau’s broad areas of expertise include macroeconomic policy & analysis, corporate governance, financial analysis, and investment banking. In addition to his being a current or past board member of approximately fifty publicly traded companies, he has raised funds privately and publicly for hundreds of emerging and mature companies, structured numerous mergers and acquisitions, and acted as the driving force behind numerous transactions. Mr. Marleau graduated from the University of Ottawa with an Honours Bachelor of Social Sciences in Economics.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company's primary mining facility is located in Massena, New York under a colocation agreement with Coinmint. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

CONTACT:

Media Contact:

PR@RiotBlockchain.com

Investor Contact:

IR@RiotBlockchain.com

SOURCE: Riot Blockchain, Inc.